Prospectus Supplement                           Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated August 23, 2001)              Registration Number 333-63980


                                  $460,000,000

                         DIAMOND OFFSHORE DRILLING, INC.

                  1-1/2% CONVERTIBLE SENIOR DEBENTURES DUE 2031

                     --------------------------------------

           This prospectus supplement relates to the resale by the holders of our 1-1/2% Convertible Senior Debentures Due 2031 and the shares of our common stock issuable upon the conversion of the debentures.

           This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated August 23, 2001. The terms of the debentures are set forth in the prospectus.

           The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus and by supplementing the information with respect to other persons previously listed in the prospectus that are listed below.

                                                               PRINCIPAL AMOUNT OF         PERCENTAGE            NUMBER OF
                                                             DEBENTURES BENEFICIALLY           OF               CONVERSION
                                                                      OWNED                DEBENTURES           SHARES THAT
NAME                                                             THAT MAY BE SOLD          OUTSTANDING          MAY BE SOLD
----                                                             ----------------          -----------          -----------
Absolute Return Fund, Ltd....................................      $      500,000              0.11%                 10,198
Aftra Health Fund............................................             160,000              0.03%                  3,263
Allstate Insurance Company...................................           2,400,000              0.52%                 48,954
Allstate Life Insurance Company..............................             500,000              0.11%                 10,198
Bank Austria Cayman Islands Ltd..............................           7,075,000              1.54%                144,314
BN Convertible Securities Top Fund...........................             500,000              0.11%                 10,198
Julius Baer Multibond Convertbond............................           1,000,000              0.22%                 20,397
KBC Financial Products (Cayman Islands)......................          16,000,000              3.48%                326,364
Lexington (IMA) Limited......................................             500,000              0.11%                 10,198
Mainstay Convertible Fund....................................           2,360,000              0.51%                 48,138
Mainstay VP Convertible Portfolio............................             660,000              0.14%                 13,462
Morgan Stanley & Co. Incorporated............................           5,000,000              1.09%                101,989
New York Life Separate Account #7............................             320,000              0.07%                  6,527
Oklahoma Attorneys Mutual Insurance Company..................              45,000              0.01%                    917
OZ Master Fund, Ltd..........................................          16,500,000              3.59%                336,563
Any other holder of debentures or future transferee from any
such holder (1)..............................................      $  131,545,000              28.60%             2,683,228

Total .......................................................      $  460,000,000             100.00%          9,382,897 (2)


---------------------------
(1) Information concerning other selling holders of debentures will be set forth in prospectus supplements from time to time, if required.

(2) The conversion shares do not total 9,382,988 shares due to rounding resulting from the elimination of fractional shares.

                     --------------------------------------


          The date of this prospectus supplement is September 10, 2001.